EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference into the accompanying Registration Statement for Armanino Foods of Distinction, Inc. on Form S-8 of our report dated January 15, 2002, except for Note 13, as to which the date is March 15, 2002, relating to the consolidated financial statements of Armanino Foods of Distinction, Inc. and Subsidiaries as of December 31, 2001, and for the periods then ended, appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.



/s/ Pritchett, Siler & Hardy, P.C.


Pritchett, Siler & Hardy, P.C.
Salt Lake City, Utah
February 12, 2003